As filed with the Securities and Exchange Commission on February 28, 2008.
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAKO Surgical Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1901148 (I.R.S. Employer Identification No.)
2555 Davie Road
Ft. Lauderdale, Florida 33317
(Address, Including Zip Code, of Principal Executive Offices)

MAKO Surgical Corp. 2008 Omnibus Incentive Plan
(Full Title of the Plan)
MAKO Surgical Corp. 2008 Employee Stock Purchase Plan
(Full Title of the Plan)
MAKO Surgical Corp. 2004 Stock Incentive Plan
(Full Title of the Plan)

Maurice R. Ferré, M.D.
President, Chief Executive Officer and Chairman
MAKO Surgical Corp.
2555 Davie Road, Ft. Lauderdale, Florida 33317
(954) 927-2044
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
Stuart A. Barr, Esq.
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Telephone: (202) 637-5600

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
Title Of	Amount		Offering	Aggregate	Amount Of
Securities	To Be		Price	Offering	Registration
To Be Registered	Registered(1)		Per Unit	Price	Fee
Common Stock, par value $0.001 per share	871,483	(2)	$9.45(3)	$8,235,514.35	$323.66
Common Stock, par value $0.001 per share	213,220	(4)	$9.30(5)	$1,982,946.00	$77.93
Common Stock, par value $0.001 per share	625,000	(6)	$9.45(3)	$5,906,250.00	$232.12
Common Stock, par value $0.001 per share	1,906,624	(7)	$4.81(8)	$9,170,861.44	$360.41
Total	3,616,327			$25,295,571.79	$994.12

(1)	This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the prospectus of the above-named plans and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents 871,483 shares of Common Stock reserved for issuance under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan.

(3)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on February 22, 2008, as reported on the NASDAQ Global Market.

(4)	Represents 213,220 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan.

(5)	Pursuant to Rule 457(h) and (c), calculated on the basis of the average of the weighted average exercise price of outstanding options to purchase shares of Common Stock under the MAKO Surgical Corp. 2008 Omnibus Incentive Plan.

(6)	Represents 625,000 shares of Common Stock reserved for issuance under the MAKO Surgical Corp. 2008 Employee Stock Purchase Plan.

(7)	Represents 1,906,624 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the MAKO Surgical Corp. 2004 Stock Incentive Plan. No further option grants will be made under the 2004 Stock Incentive Plan.

(8)	Pursuant to Rule 457(h) and (c), calculated on the basis of the average of the weighted average exercise price of outstanding options to purchase shares of Common Stock under the MAKO Surgical Corp. 2004 Stock Incentive Plan.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and Registrant information) have been or will be sent or given to participants in the plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference
     The following documents filed with the SEC by MAKO Surgical Corp. (the “Company”) are incorporated herein by reference:
(a)	the final prospectus of the Company filed pursuant to Rule 424(b) under the Securities Act in connection with the Registration Statement on Form S-1 (File No. 333-146162), filed with the SEC on February 14, 2008; and

(b)	the description of the common stock, par value $0.001 per share (the “Common Stock”), of the Company contained in the Company’s Registration Statement on Form 8-A, filed on February 14, 2008 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4.     Description of Securities
     Not applicable.
Item 5.     Interests of Named Experts and Counsel
     Not applicable.

Item 6.     Indemnification of Directors and Officers
     The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Company’s third amended and restated certificate of incorporation and third amended and restated bylaws provide for the indemnification of the Company’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•	transaction from which the director derives an improper personal benefit,

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payment of dividends or redemption of shares, or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.
The Company’s third amended and restated certificate of incorporation includes such a provision.
     Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
     As permitted by the Delaware General Corporation Law, the Company intends to enter into indemnity agreements with each of its directors and executive officers, that require the Company to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Company or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
     At present, there is no pending litigation or proceeding involving any of the Company’s directors or executive officers as to which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     The Company has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.     Exemption from Registration Claimed
     Not applicable.
Item 8.     Exhibits
     See the attached Exhibit Index.
Item 9.     Undertakings
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on February 28, 2008.

MAKO SURGICAL CORP.
By:	/s/ Maurice R. Ferré
Maurice R. Ferré
President, Chief Executive Officer and Chairman (Principal Executive Officer)

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Maurice R. Ferré and Fritz L. LaPorte, and each of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Maurice R. Ferré Maurice R. Ferré	President, Chief Executive Officer and Chairman (Principal Executive Officer)	February 28, 2008
/s/ Fritz L. LaPorte Fritz L. LaPorte	Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2008
/s/ S. Morry Blumenfeld S. Morry Blumenfeld	Director	February 28, 2008
/s/ Gerald A. Brunk Gerald A. Brunk	Director	February 28, 2008
/s/ Marcelo G. Chao Marcelo G. Chao	Director	February 28, 2008
/s/ Christopher C. Dewey Christopher C. Dewey	Director	February 28, 2008
/s/ Charles W. Federico Charles W. Federico	Director	February 28, 2008
/s/ Frederic H. Moll Frederic H. Moll	Director	February 28, 2008
/s/ Michael P. Stansky Michael P. Stansky	Director	February 28, 2008

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

99.1	MAKO Surgical Corp. 2008 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.3 of Amendment No. 4 to the Registration Statement on Form S-1/A filed by MAKO Surgical Corp., File No. 333-146162, on January 31, 2008)

99.2	MAKO Surgical Corp. 2008 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.4 of Amendment No. 4 to the Registration Statement on Form S-1/A filed by MAKO Surgical Corp., File No. 333-146162, on January 31, 2008)

99.3	MAKO Surgical Corp. 2004 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 of Amendment No. 4 to the Registration Statement on Form S-1/A filed by MAKO Surgical Corp., File No. 333-146162, on January 31, 2008)